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Exhibit 10.5


                        CORNERSTONE PROPANE GP, INC.
                            EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement"), effective July 1, 1998, is entered into by and between ______________, an individual ("Executive"), and Cornerstone Propane GP, Inc. ("Cornerstone") and supersedes any existing employment agreements between the parties.
RECITALS:
     A. The business purpose of Cornerstone is to serve as the managing general partner of Cornerstone Propane Partners, L. P., a Delaware limited partnership, and Cornerstone Propane, L. P., a Delaware limited partnership (collectively the "Partnerships").
     B. Executive will provide management services to Cornerstone and the Partnerships, and, in addition, to all propane distribution and related companies and businesses ("Additional Companies") in which Cornerstone or the Partnerships may directly or indirectly hold a majority voting or equity interest after the effective date of this Agreement.
     C. It is contemplated, but not required, by Cornerstone and Executive that Executive will also provide management services to propane distribution and related companies and businesses purchased by Northwestern Corporation (the "Parent") or Northwestern Growth Corporation ("NGC"), other than through Cornerstone or a Partnership.
AGREEMENT:
     1.   Employment by Cornerstone and Duration.
          a. Full Time and Best Efforts. Subject to the terms set forth herein, Cornerstone agrees to employ Executive to provide management services for the businesses conducted by Cornerstone, the Partnerships and the Additional Companies, as:
[title]
and Executive hereby accepts such employment. During the duration of his employment with Cornerstone, Executive will devote his best efforts and substantially all of his business time and attention to the performance of his duties hereunder, except for vacation periods as set forth herein and reasonable absences due to injury, illness as permitted by Cornerstone's general policies or serving on outside Boards of Directors and participating in normal civic activities.
          b. Duties. Executive shall serve in the position shown above for Cornerstone and shall perform such duties as are customarily associated with such title, consistent with the By-Laws of Cornerstone and as required by Cornerstone's Board of Directors (the "Board").
          c. Cornerstone Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of Cornerstone, including, but not limited to, those relating to protection of confidential information, except that when the terms of this Agreement differ from or are in conflict with Cornerstone's general employment policies or practices, this Agreement shall control.
          d. Duration. The duration of employment hereunder shall commence effective on the date hereof and end on June 30, 2002, subject to the provisions for termination set forth herein.
          e. Locations of Performance. Executive shall be domiciled in the vicinity of:
Watsonville, California
The parties acknowledge, however, that the Executive will be required to undertake reasonable


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travel to Cornerstone's, the Partnerships', and the Additional Companies'
market areas, including the Parent's facilities, in connection with the performance of his duties hereunder and that Executive may be requested by Cornerstone, with Executive's mutual consent, to move the domicile of Executive's performance during the term of this Agreement.
     2.   Compensation and Benefits.
          a. Salary. Executive shall receive for services to be rendered hereunder annual base compensation included in schedule A hereto.
          b. Bonus. Executive shall receive such discretionary bonuses, if any, as the Board in its sole discretion and from time to time may deem appropriate.
          c. Annual Operating Performance Incentive Plan. Executive shall be eligible to participate in the Annual Operating Performance Incentive Plan on the terms and conditions set forth in Schedule B attached hereto.
          d. New Acquisition Incentive Plan. Executive shall be eligible to participate in the New Acquisition Incentive Plan on the terms and conditions set forth in Schedule C attached hereto.
          e. Long-Term Equity Incentive Plan. Executive shall be eligible to participate in the Long-Term Equity Incentive Plan for Cornerstone on the terms and conditions set forth in Schedule D attached hereto.
          f. Restricted Unit Plan. Executive shall be eligible to participate in Cornerstone's Restricted Unit Plan, and to receive grants thereunder as approved by the Board of Directors, acting on the recommendation of its Nomination and Compensation Committee.
          g. Non-Qualified Plans. Executive shall be eligible to participate in the Non-Qualified Plans of Cornerstone on the terms and conditions set forth in Schedule E, attached hereto.
          h. Participation in Benefit Plans. During the duration of employment hereunder, Executive shall be entitled to participate in the plans and programs as set forth in Schedule F attached hereto, or those established by Cornerstone hereafter to the extent that he is eligible under the general provisions thereof. (If any such hereafter-established plan is intended as a substitute for or alternative to one or more Schedule F plans, Executive shall be eligible to participate in only one, not both, of the plans in question.) Cornerstone may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate.
          i. Life Insurance. Cornerstone will maintain life insurance in the amount of __________ on the life of Executive, payable to such beneficiary or beneficiaries as Executive may designate from time to time.
          j. Vacation. Executive shall be entitled to an annual vacation of three weeks (four weeks following 10 years of employment by Cornerstone or its predecessors).
          k. Participation in Change of Control Plan. Executive shall be entitled to participate in Cornerstone's Change of Control Plan, set forth on Schedule G attached hereto (herein referred to as Change of Control Agreement).
          l. Withholding. All payments and benefits under this Section 2 for which withholding is required under applicable law will be made subject to the required withholding.
     3.   Reasonable Business Expenses and Support.
          Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder.
     4.   Termination of Employment.


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          The date on which Executive's employment by Cornerstone ceases, under any of the following circumstances, shall be defined herein as the "Termination Date".
          a.   Termination Without Cause.
               i. Termination Payment. Upon notice to Executive, Cornerstone's Board may terminate Executive's employment with Cornerstone at will at any time for any reason and without "cause", as defined below. In the event Executive's employment is terminated by Cornerstone without cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, and Cornerstone shall pay Executive within 90 days of the Termination Date as severance an amount that is equal to the sum of (1) the compensation of Executive under this Agreement for the remaining term of employment under this Agreement and (2) the then-current level of Executive's salary and benefits (as calculated under Sections 1.a. and 2.h.) for a twelve
(12) month period. For purposes of this Section 4.a.(i) the term compensation shall be defined to include (1) all then-current base compensation and benefits to Executive provided in Section 2.a., 2.g. and 2.h. for the remaining term of this agreement, (2) the most recent annual bonuses provided under Section 2.b. and 2.c. for the remaining term of this agreement, and (3) the amount of all long term equity incentive plan benefits, as if fully vested, provided under
Section 2.e.
               ii. Fundamental Changes. In the event that Cornerstone makes a fundamental change as defined herein below, Executive may at any time thereafter terminate his employment, provided, however that Executive shall provide Cornerstone ten (10) days notice prior to any such termination, and Cornerstone shall have a reasonable period of time not to exceed thirty (30) days to cure such fundamental change. "Fundamental change" shall be defined as any of the following:
                    (a) Diminution in Executive's duties, authority, responsibility and/or compensation;
                    (b) Cornerstone moves Executive's primary office more than fifty (50) miles from the location shown above without Executive's consent; or
                    (c) A Change of Control or Major Transaction as defined in the Change of Control Agreement.
          A termination by Executive in the event of a fundamental change shall be treated as a Cornerstone termination without cause, and Executive shall be entitled to the termination payments as provided in Section 4.a.(i) of this Agreement, or the payments provided in the Change of Control Agreement, whichever is greater.
          b.   Termination for Cause.
               i. Termination Payments. Cornerstone's Board may terminate Executive's employment with Cornerstone at any time for "cause" as defined below, immediately upon notice to Executive of the circumstances leading to such termination for cause. In the event that Executive's employment is terminated for cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, which in this event shall be the date upon which notice of termination is given. Executive shall also receive any vested compensation benefits or incentives as provided under the benefit plans included in Section 2.h. Cornerstone shall pay all amounts due under this Section 4.b.(i) within 90 days of the Termination Date and shall have no further obligation to pay severance of any kind nor to make any payment in lieu of notice.
               ii. Restitution. In the event that a majority of the Board of Directors of Cornerstone determines that Executive has committed an act of defalcation or other theft of

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property from Cornerstone, any Partnership or any Additional Company,
Cornerstone may retain any monies due Executive under this Agreement in an amount necessary to satisfy any restitution obligation owed by Executive to Cornerstone, any Partnership or any Additional Company, as the case may be.
               iii. Definition of Cause. "Cause" means the occurrence or existence of any of the following with respect to Executive, as determined by a majority of the Directors of the Board: (a) any act of dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct involving Cornerstone; (b) the conviction or the plea of nolo contendere or the equivalent in respect to a felony involving moral turpitude; (c) any intentional damage of a material nature to any property of Cornerstone; or (d) conduct by Executive which demonstrates gross negligence in serving in his capacity as employee of Cornerstone.
          c. Termination Upon Disability. Cornerstone may terminate Executive's employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, for nine (9) months within any twelve (12) month period. Commencing on the Termination Date, which in this event shall be the date upon which notice of termination is given, Cornerstone shall pay Executive within 90 days of the Termination Date an amount that is equal to the compensation of Executive under this Agreement for the remaining term of employment under this Agreement in the same amounts as provided under Section 4.a.(i).
          d. Benefits Upon Termination. All benefits provided under Section 2.h. hereof shall be extended, to the extent permitted by Cornerstone's insurance policies and benefit plans, for one (1) year after Executive's Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election), or (b) in the event of a termination described in
Section 4.b. if Cornerstone does not decide to require the noncompetition agreement as described in Section 6.
          e. Termination Upon Death. If Executive dies prior to the expiration of the duration of employment under this Agreement, Cornerstone shall continue coverage of Executive's dependents (if any) under all benefit plans or programs of the type listed above in Section 2.h. herein for a period of twelve
(12) months.
          f. Incentive Plans. In the event Executive's employment terminates for any reason, he (or his estate or heirs) will be entitled to the following with respect to the incentive plans referred to in Sections 2.c., 2.d., 2.e. and 2.f.:
               i. Annual Operating Performance Incentive Plan. A ratable portion (based on the days in the fiscal year in which termination occurs on or before its effective date and the total number of days in the fiscal year) of the cash award to which Executive would have been entitled under the Plan for the entire year, which shall be paid in cash no later than ninety (90) fiscal days after the close of the fiscal year.
               ii. New Acquisition Incentive Plan. The amount payable for any addition to the propane operations as to which a letter of intent, memorandum of understanding or similar document, or the definitive agreements, were entered into prior to the Termination Date, which shall be payable if and when the addition is consummated.
               iii. Long Term Equity Incentive Plan. The amount payable in accordance with the Plan's vesting provisions.
               iv. Restricted Units Plan. The amount payable in accordance with the Plan's vesting provisions.
5. Proprietary Information Obligations. During the duration of employment under this Agreement, Executive will have access to and become acquainted with confidential and

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proprietary information of Cornerstone, the Partnerships and the Additional
Companies, including but not limited to information or plans regarding customer relationships, personnel, sales, marketing, and financial operations and methods, trade secrets, formulas, devices, secret inventions, processes, and other compilations of information, records, and specifications (collectively, except to the extent it was already known from other sources, or is or becomes general knowledge, in each case without known violation of any confidentiality obligation, "Proprietary Information").  Executive shall not disclose any of the Proprietary Information directly or indirectly, or use it in any way, either during the duration of this Agreement or at any time thereafter, except as required in the course of his employment with Cornerstone or as authorized in writing by Cornerstone. All files, records, documents, computer-recorded information, drawings specifications, equipment and similar items relating to the business of Cornerstone, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of Cornerstone, respectively, and shall not be removed under any circumstances whatsoever without the prior written consent of the Chairman of Cornerstone, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned to Cornerstone upon any termination of his employment and no copies thereof shall be kept by Executive; provided, however, that Executive shall be entitled to retain documents that were personally owned or acquired.
     6. Covenant Not to Compete, Noninterference. Executive shall be subject to the covenant not to compete and noninterference terms as provided in the noncompetition agreement set forth in Schedule H attached hereto.
     7.   Arbitration of Disputes.
          a. Scope. Any disputes of any kind regarding this Agreement, including, but not limited to, its termination shall be subject to final and binding arbitration, to the extent permitted by law, pursuant to the Employment Dispute Resolution Rules and Regulations of the American Arbitration Association. Such disputes shall include, but are not limited to, claims for breach of contract (express or implied), tort claims, claims for discrimination, and claims for violation of any federal or state law or regulation.
          b. Request. Any request for arbitration must be made in writing within 365 calendar days of the occurrence giving rise to the dispute.
          c. Applicable Law. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Delaware, or federal law, or both, as applicable to the claim or claims asserted.
          d. Final and Binding. The arbitration shall be final and binding upon all of the parities and shall be enforceable to the extent permitted by law.
     8.   Miscellaneous.
          a. Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail to the recipient at the address indicated below:
          To Executive:
               _________________
               _________________
               _________________
               _________________

          To Cornerstone:

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               Corporate Secretary
               Cornerstone Propane GP, Inc.
               432 Westridge Drive
               Watsonville, California  95076
               Voice: 831-724-1921
               Fax: 831-724-4038

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
          b. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
          c. Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.
          d. Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
          e. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and Cornerstone, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of Cornerstone, which shall not be withheld unreasonably.
          f. Attorneys' Fees. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach hereof, the prevailing party shall be entitled to reasonable attorneys' fees, in an amount up to $50,000, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.
          g. Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.
          h. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Delaware.
     9. Effective Date. This Agreement shall be effective at the commencement of the duration hereof referred to in Section 1.d. hereof.
Cornerstone Propane GP, Inc.


                                             -----------------------------
                                             [name]
                                             "Executive"

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By
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     President and Chief Executive Officer        Date:             , 1998
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Date:            , 1998
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